Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations (602) 977-6595

Southern Copper Corporation Reports

Third Quarter Results

Phoenix, October 25, 2005 - Southern Copper Corporation (SCC) (NYSE and LSE: PCU)

HIGHLIGHTS

•                  Sales during the third quarter of 2005 increased by $290.7 million when compared to the third quarter of 2004 and amounted to $1,030.2 million, an increase of 39.3%.  At the same time, cost of sales grew by only 9.9% or $34.5 million when compared to the same period of last year.

•                  EBITDA margin during the third quarter of 2005 rose to 59.6% of sales and amounted to $613.8 million compared to an EBITDA margin of 52.4% and $387.5 million in the third quarter of 2004.  EBITDA for the first nine months of 2005 also improved considerably and amounted to $1,641.6 million, a 55.9% margin that compares favorably with the 54.1% margin of the same period last year.

•                  Record third quarter 2005 net income rose by 69% and amounted to $2.49 per fully diluted share compared with fully diluted net income of $1.47 per share for the third quarter of 2004 despite an increase of 56% in depreciation expense associated with increased investment and the completion of negative good will amortization of the Caridad mine.

•                  Total approved project capital expenditure amounts to $873 million of which 73% are to be invested in Peru and the remainder in Mexico. Capital expense, including exploration expense, amounted to $152.5 million during the third quarter of 2005, a 79% increase compared to the third quarter of 2004. For the nine months of 2005 the invested amount, including exploration expense, was $358.4 million, out of a total 2005 budget of $ 524.0 million.

•                  On October 20, 2005 the Board of Directors authorized a dividend of $1.70 per share to be paid on November 25, 2005 to shareholders of record on November 10, 2005.

SOUTHERN COPPER CORPORATION

2575 E. Camelback Rd., Suite 500, Phoenix, AZ 85016, U.S.A.

Phone: (602) 977-6500 - Fax: (602) 977-6700

•                  The LME and COMEX copper price averaged $1.70 per pound in the 2005 third quarter, compared to $1.29 in the third quarter of 2004 and Metals Week dealer oxide molybdenum price for the third quarter of 2005 averaged $30.06 per pound, compared to $16.47 in the third quarter of 2004.

•                  In the third quarter of 2005 we paid all of our short term bank debt for a total amount of $680 million. This payment was achieved through the placement of $800 million senior unsecured bonds at a lower all-in-cost of which $600 million were issued at 7.5% coupon with a 30 year life and $200 million with a 6.375% coupon and a 10 year life.  This bond offer received an investment grade rating of BBB— from Standard & Poor’s.

•                  After giving effect to the increased capital expenditures and dividends paid, net debt (debt minus cash) at the end of the third quarter of 2005 amounted to $426.3 million compared to $928.6 million at the end of the third quarter of last year, a 54% decrease.  At the same time stockholders equity as of the end of the third quarter of 2005 has risen by 27% when compared to September 30, 2004 and amounts to $3,185.3 million.

•                  Cash at the end of the third quarter amounted to $766.9 million that, together with our significantly extended debt maturity profile, provide us with the flexibility to appropriately pursue our investment program and resolve any eventualities inherent with the commodity industry.

•                  On October 11, 2005 we changed our name to Southern Copper Corporation in order to reflect our Company’s international operating nature that includes activities in Peru, Mexico and Chile.

SUMMARY FINANCIAL TABLE

	Third Quarter				Nine Months
	2005	2004	Var.	%	2005	2004	Var.	%
	(in millions, except per share amounts and %’s)
Copper Sold (lbs)	371.6	380.3	(8.7)	(2.3)	1,109.1	1,144.5	(35.4)	(3.1)

Net Sales	$1,030.2	$739.5	$290.7	39.3	$2,934.3	$2,064.3	$870.0	42.1
Cost of Sales	$382.9	$348.4	$34.5	9.9	$1,185.6	$922.4	$263.2	28.5
Operating income	$545.9	$322.5	$223.4	69.3	$1,466.0	$936.7	$529.3	56.5
EBITDA GAAP (1)	$613.8	$387.5	$226.3	58.4	$1,641.6	$1,116.4	$525.2	47.0
EBITDA Margin	59.6%	52.4%	7.2	13.7	55.9%	54.1%	1.8	3.3
Net earnings	$366.8	$216.8	$150.0	69.2	$977.1	$615.3	$361.8	58.8
Earnings per share	$2.49	$1.47	$1.02	69.2	$6.64	$4.18	$2.46	58.8
Capital expenditures	$146.2	$81.7	$64.4	78.8	$341.2	$214.8	$126.4	58.9

(1) Reconciliation of net earnings to EBITDA

	Third Quarter		Nine Months
	2005	2004	2005	2004
Net earnings	$366.8	$216.8	$977.1	$615.3
Add:
Minority interest	1.6	3.9	4.6	11.6
Taxes on income	155.3	93.3	408.1	265.2
Interest expense	26.5	30.2	71.3	93.9
Depreciation, amortization and depletion	74.8	48.1	206.3	143.3
Less:
Interest income	(5.1)	(1.7)	(13.5)	(5.3)
Interest capitalized	(6.1)	(3.1)	(12.3)	(7.6)
EBITDA	613.8	387.5	1,641.6	1,116.4

OTHER INFORMATION

	Third Quarter				Nine Months
	2005	2004	Var.	%	2005	2004	Var.	%
	(in millions, except per share amounts and %’s)
Total debt at end of period					$1,193.2	$1,393.0	$(199.8)	(14.3)
Total debt to capitalization ratio					27.2%	34.8%	(7.6)	(21.8)
Total cash at end of period					$766.9	$464.4	$302.5	65.1

Production data:
Copper mined (lbs)	392.8	391.2	1.6	4.1	1,121.3	1,190.9	(69.6)	(5.8)%
Molybdenum mined (lbs)	8.5	7.7	0.8	10.4	25.3	21.9	3.4	15.5
Silver mined (oz)	4.5	4.6	(0.1)	(2.1)	13.7	14.0	(0.3)	(2.1)
Zinc mined (lbs)	81.5	71.4	10.1	14.1	239.8	219.0	20.8	9.5

Note: 2004 Condensed Combined Financial Statements

Southern Copper Corporation, reports net earnings of $366.8 million, or diluted earnings per share of $2.49, for the third quarter of 2005 compared with $216.8 million, or diluted earnings per share of $1.47, for the third quarter of 2004.  For the nine months of 2005, net earnings reached $977.1 million, or diluted earnings per share of $6.64, compared to $615.3 million, or diluted earnings per share of $4.18 in the same period of 2004.

Sales of products were $1,030.2 million in the third quarter of 2005 compared with $739.5 million in the third quarter of 2004, an increase of 39.3%.  Sales of products for the first nine months of 2005 were $2,934.3 million compared with $2,064.3 million for the same period of the previous year, an increase of 42.1%.

The average price for copper in the third quarter of 2005 on both the London Metal Exchange (LME) and the New York Commodity Exchange (COMEX) was $1.70 per pound compared with $1.29 per pound in the third quarter of 2004.  The average Metals Week Dealer price for molybdenum, SCC’s principal by-product, was $30.06 per pound in the third quarter of 2005, compared with $16.47 per pound in the third quarter of 2004.  The average price for zinc on the LME in the third quarter of 2005 was $0.59 per pound compared with $0.44 per pound in the third quarter of 2004.  The average price of silver, on COMEX was $7.07 per ounce in the third quarter of 2005, compared with $6.49 per ounce as the average price in the third quarter of 2004.

Mine copper production amounted to 392.8 million pounds in the third quarter of 2005; an increase of 0.4% compared with the third quarter of last year.  This increase of 1.6 million pounds included 22.1 million pounds from the Mexican open pit operations that were offset by a decrease of 17.7 million pounds from the Peruvian open pit mines and a decrease of 2.8 million pounds in the Mexican underground mines.

The increase of 22.1 million pounds in the production from the Mexican open pit mines was due to an increase in ore milled, improved recoveries despite lower ore grade and an increased in SX-EW production due to higher quantities of PLS treated.  The decrease of 17.7 million pounds from the Peruvian open pit mines was the result of lower ore grades in the Cuajone mine and lower PLS grade.  The decrease of 2.8 million pounds in the Mexican underground mines was due to lower ore grades.

Molybdenum production increased from 7.7 million pounds in the third quarter of 2004 to 8.5 million pounds in same period of 2005. This 10.4% increase in production was mainly the result of an increase in the Mexican production of 1.1 million pounds due to higher recovery. This positive result was partially offset by the decrease in Peruvian production of 0.4 million pounds, due to lower ore grade and recovery at the Toquepala unit.

Operating income in the third quarter of 2005 increased by $223.4 million equivalent to 69.3% when compared to the same period of 2004. This positive outcome is the result of higher net sales due not only to the increase of metal prices and volume, but also to the implementation of our cost control policies.

Sales during the third quarter rose by 39.9% when compared to the third quarter of last year and amounted to $1,030.2 million while cost of sales increased by only 9.9%.  However, when compared to the second quarter of this year, sales grew by 7.5% while cost of sales decreased by almost 9%, or $35.4 million; thus demonstrating a flattening, and in fact declining, operating cost trend regarding industry cost pressures.

Commenting on the Company’s results, for the third quarter and for the first nine months of 2005, Mr. German Larrea, Chairman of SCC said, “The continuous improvement in the Company’s earnings is not only due to the increase in the price of the metals we produce, it is also the result of our daily commitment towards achieving an even more efficient mining operation with an even more integrated company. On October 11, 2005 we changed our name to Southern Copper Corporation in order to reflect our Company’s international operating nature that includes production and exploration activities in Peru, Mexico and Chile. We will continue developing our own projects and seek new opportunities to further consolidate our position among the main producers of metals worldwide.  Moreover, it is important to underline out continually strengthening balance sheet as is evidenced by an increase in our stockholder’s equity at the end of the period equivalent to $673.8 million when compared to the third quarter of 2004, a decline by almost $200 million in total debt and an important 54.1% decline in net debt that amounted to $426.3 million and compares to a the net debt figure of $928.6 million twelve months ago.”

Reporting on the Company’s modernization program, Mr. Oscar Gonzalez Rocha, CEO of SCC, said “The Ilo, Peru smelter modernization project is moving ahead on schedule with detailed engineering almost completed and preliminary construction work in process in order to finish by the end of 2006.  The anode casting wheel part of this project is scheduled to be completed by the end of this year and we will replace Ilo blister production with anodes. This will allow us to directly feed the refinery and eliminate the current cost of re-melting blister into anode form.  Additionally, the Company’s leaching dumps, crushing and conveying project at the Toquepala mine is also progressing on schedule.  The primary crusher was placed in operation in August.  The overland conveyors 1, 2 and 3, and the grasshoppers 30 and 31 were put on the production line.  The conveying system started at 2,000 ton/hr and at the end of September reached 6,500 ton/hr.  The construction of the ramp will continue until completion in August 2006.  The total progress of the project is 93%.  The Cananea mine SX/EW plant expansion is currently underway. In its first stage, it is expected to produce 11,000 tons of additional copper by 2007. A second stage of this expansion includes 22,900 tons of additional SX/EW production. Studies for a subsequent concentrator expansion to 95,000 tons of daily milling capacity are also underway. As the Cananea mine has over 50% of our copper reserves we are studying several possibilities for expanding it to a scale that fully maximizes its potential.”

Regarding the company’s exploration activities, Mr. Xavier Garcia De Quevedo, COO of SCC stated, “Our drilling program at Los Chancas, a property in the Peruvian highlands, has been completed and shows promising results.  The Company expects to begin a pre-feasibility study in the fourth quarter of 2005 and complete it by May, 2006.  In addition, we are in the final phase of our drilling program at Tia Maria, a property in Arequipa, Peru approximately 70 kilometers north of our Ilo complex.  Current findings indicate that this prospect could be developed with SX/EW technology, we hope to begin a pre-feasibility study by mid-2006.”

On another note, Mr. García de Quevedo stated, “the Company has begun to integrate aspects of our Peruvian and Mexican facilities and achieve operational synergies. In August, our Ilo, Peru smelting and refining complex treated 10,000 tons of Cananea concentrate and avoided the prevailing significantly higher costs for these services in the market.  We are working to achieve additional economic benefits as we further integrate our operations utilizing best practices throughout our Peruvian and Mexican operations.”

Southern Copper Corporation

Metals Price
Average	Copper	Zinc	Silver	Gold	Molybdenum
	($cts/lb)	($cts/lb)	($dlls/Oz)	($dlls/Oz)	($dlls/lb)
3Q 2005	170.07	58.82	7.07	439.49	30.06
2Q 2005	153.17	57.75	7.16	427.25	35.33
1Q 2005	146.77	59.73	6.99	427.23	30.97

Average 2005	156.67	58.77	7.07	431.32	32.31
Average 2004	125.08	47.53	6.48	409.21	15.92
Average 3Q 2004	128.65	44.44	6.49	402.12	16.47
Var 3Q05 vs 3Q04	32.2%	32.4%	8.9%	9.3%	82.5%

Source: Copper and Silver – COMEX;  Gold and Zinc – LME; and Molybdenum – Metals Week Dealer Oxide.

METAL PRODUCTION AND SALES

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004	%	2005	2004	%

Copper (000s pounds)
Mined	392,800	391,200	0.4	1,121,300	1,190,900	(5.8)
Smelted	360,400	331,500	8.7	1,013,100	943,300	7.4
Refined	330,400	314,800	5.0	1,045,300	978,200	6.9
Rod	69,600	34,500	101.7	184,600	124,200	48.6
Sales	371,600	380,300	(2.3)	1,109,100	1,144,500	(3.1)

Silver (000s ounces)
Mined	4,540	4,601	(1.3)	13,700	13,950	(1.8)
Refined	2,975	2,534	(17.4)	9,127	7,937	15.0
Sales	4,316	4,901	(12.0)	14,054	14,894	(5.6)

Molybdenum (000s pounds)
Mined	8,468	7,745	9.3	25,254	21,879	15.4
Sales	9,151	7,807	17.3	25,097	21,978	14.2

Zinc (000s pounds)
Mined	81,500	71,400	14.1	239,800	219,000	9.5
Refined	60,300	59,000	2.2	163,900	167,700	(2.3)
Sales	68,740	77,922	(11.8)	226,941	212,186	7.0

Southern Copper Corporation

CONDENSED CONSOLIDATED COMBINED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(in thousands, except for per share amounts)

Net sales:	$1,030,193	$739,533	$2,934,280	$2,064,281

Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	382,888	348,403	1,185,563	922,427
Selling, general and administrative	20,199	17,259	59,202	51,257
Depreciation, amortization and depletion	74,818	48,065	206,329	143,365
Exploration	6,361	3,311	17,205	10,547
Total operating costs and expenses	484,266	417,038	1,468,299	1,127,596

Operating income	545,927	322,495	1,465,981	936,685

Interest expense	(26,454)	(30,243)	(71,266)	(93,882)
Capitalized interest	6,056	3,069	12,316	7,614
Gain (loss) on derivative instruments	3,717	—	(8,404)	—
Loss on debt prepayments	(12,530)	—	(22,629)	—
Gain on disposal of property	—	20,682	2,084	42,998
Other income (expense)	1,898	(3,751)	(1,774)	(6,620)
Interest income	5,051	1,655	13,541	5,280

Earnings before taxes on income and minority interest	523,665	313,907	1,389,849	892,075

Taxes on income	155,251	93,260	408,121	265,183
Minority interest	1,576	3,868	4,598	11,597

Net earnings	$366,838	$216,779	$977,130	$615,295

Per common share amounts:
Net earnings – basic and diluted	$2.49	$1.47	$6.64	$4.18
Dividends paid	$1.04	$0.76	$4.67	$1.57

Weighted average common shares outstanding (Basic)	147,228	147,225	147,227	147,224
Weighted average common shares outstanding (Diluted)	147,228	147,234	147,227	147,233

Southern Copper Corporation

CONDENSED CONSOLIDATED COMBINED BALANCE SHEET

(Unaudited)

	September 30, 2005	September 30, 2004
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$766,870	$464,422
Marketable securities	—	—
Accounts receivable, net	393,773	321,346
Inventories	384,155	384,264
Other current assets, net	27,998	54,317
Total current assets	1,572,796	1,224,349

Property, net	3,186,763	3,065,663
Capitalized mine stripping costs, net	330,245	318,175
Leachable material, net	150,574	115,184
Intangible assets, net	121,351	123,982
Other assets, net	35,177	40,686
Total Assets	$5,396,906	4,888,039

LIABILITIES
Current liabilities:
Current portion of long-term debt	$10,000	$113,429
Accounts payable	189,046	198,121
Accrued income taxes	208,731	159,927
Due to affiliated companies	48,706	39,758
Deferred income taxes	71,658	95,418
Accrued workers’ participation	129,376	57,656
Other accrued liabilities	22,822	59,951
Total current liabilities	680,339	724,260

Long-term debt	1,183,249	1,279,550
Deferred income taxes	271,733	251,739
Other liabilities and reserves	58,679	22,260
Asset retirement obligation	5,924	5,549
Total non-current liabilities	1,519,585	1,559,098

Commitments and Contingencies

MINORITY INTEREST	11,634	93,117

STOCKHOLDERS’ EQUITY
Common stock	709,746	710,082
Retained earnings	2,475,602	1,801,482
Total Stockholders’ Equity	3,185,348	2,511,564
Total Liabilities, Minority Interest and Stockholder’s Equity	$5,396,906	$4,888,039

	September 30,	December 31,
	2005	2004
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$766,870	$710,707
Marketable securities	—	45,267
Accounts receivable, net	393,773	474,224
Inventories	384,155	352,377
Other current assets, net	27,998	52,966
Total current assets	1,572,796	1,635,541

Property, net	3,186,763	3,068,486
Capitalized mine stripping costs, net	330,245	318,116
Leachable material, net	150,574	134,621
Intangible assets, net	121,351	123,496
Other assets, net	35,177	38,933
Total Assets	$5,396,906	$5,319,193

LIABILITIES
Current liabilities:
Current portion of long-term debt	$10,000	$152,314
Accounts payable	189,046	142,362
Accrued income taxes	208,731	293,295
Due to affiliated companies	48,706	66,524
Deferred income taxes	71,658	42,500
Accrued workers’ participation	129,376	84,245
Other accrued liabilities	22,822	180,678
Total current liabilities	680,339	961,918

Long-term debt	1,183,249	1,177,974
Deferred income taxes	271,733	243,600
Other liabilities and reserves	58,679	105,179
Asset retirement obligation	5,924	5,643
Total non-current liabilities	1,519,585	1,532,396

Commitments and Contingencies

MINORITY INTEREST	11,634	11,284

STOCKHOLDERS’ EQUITY
Common stock	709,746	725,150
Retained earnings	2,475,602	2,088,445
Total Stockholders’ Equity	3,185,348	2,813,595
Total Liabilities, Minority Interest and Stockholder’s Equity	$5,396,906	$5,319,193

Southern Copper Corporation

CONDENSED COMBINED STATEMENTS OF CASH FLOW

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

OPERATING ACTIVITIES
Net earnings	$366,838	$216,779	$977,130	$615,295
Depreciation, amortization and depletion	74,818	48,065	206,329	143,365
Capitalized mine stripping and leachable material	(25,353)	(21,831)	(77,898)	(65,675)
Minority interest	1,576	3,868	4,598	11,597
Cash provided from (used for) operating assets and liabilities	114,970	(1,246)	(180,655)	(14,573)
Other, net	(19,513)	14,508	46,094	7,408
Net cash provided from operating activities	513,336	260,143	1,047,598	697,417

INVESTING ACTIVITIES
Capital expenditures	(120,694)	(59,906)	(263,311)	(149,138)
Other, net	6,801	21,605	36,322	36,672
Net cash used for investing activities	(113,893)	(38,301)	(226,989)	(112,466)

FINANCING ACTIVITIES
Debt incurred (repaid)	54,192	(150,461)	(164,413)	(344,251)
Escrow (deposits) withdrawals on long-term loans	—	—	(311)	(5,241)
Dividends paid	(153,556)	(60,413)	(603,599)	(125,386)
Distributions to minority interest	(650)	(471)	(4,159)	(978)
Other	—	(6)	123	(33)
Net cash used for financing activities	(100,014)	(211,351)	(772,359)	(475,889)

Effect of exchange rate changes on cash	(3,725)	(1,089)	7,913	3,750

Increase in cash and cash equivalent	$295,704	$9,402	$56,163	$112,812

Company Profile

Southern Copper Corporation is one of the largest integrated copper producers worldwide and holds the largest copper reserves of any listed company in the world.  We are a NYSE and Lima Stock Exchange (LSE) listed company of which 75.1% ownership belongs to Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The balance 24.9% ownership forms part of the world’s investment community.  We operate mining units, metallurgical facilities and exploration in Peru, Mexico and Chile.